Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
March 3, 2020 at 1:05 PM PST		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
(206) 303-3030
Nordstrom Reports Fourth Quarter and Fiscal 2019 Earnings
Q4 net sales grew 1.3 percent, improving year-to-date trends by over 400 basis points
Full-year EPS excluding charges in-line with Company’s prior outlook

SEATTLE, Wash. (March 3, 2020) – Nordstrom, Inc. (NYSE: JWN) today reported fourth quarter results, excluding charges, in-line with the Company’s prior outlook, reflecting further sales momentum and continued operating discipline. Net sales growth of 1.3 percent improved by more than 400 basis points from year-to-date trends, with growth in Nordstrom’s Full-Price and Off-Price businesses.
Earnings per diluted share for the quarter ended February 1, 2020, of $1.23 included charges of $0.19, which were not reflected in the Company’s prior outlook. These charges primarily related to the integration of Trunk Club as part of Nordstrom’s market strategy in addition to debt refinancing costs.
For fiscal 2019, earnings per diluted share were $3.18. Excluding charges of $0.19, earnings per diluted share were in-line with the Company’s prior outlook of $3.30 to $3.50. Net sales decreased 2.2 percent compared with fiscal 2018, in-line with expectations.
“Through our customer focus, inventory efficiencies and expense discipline, we drove improvement in sales trends in Full-Price and Off-Price, and we increased profitability during the second half of the year. Our 2019 results reflected the accelerated roll out of our market strategy, our strength of Nordstrom Rack’s execution, improved merchandise margins and realized expense savings that were 10 percent above our plan,” said Erik Nordstrom, chief executive officer, Nordstrom, Inc. “As we move forward, we are further leveraging digital capabilities and scaling our market strategy to drive sales and earnings growth. The momentum from our investments and market strategy is enabling us to get closer to customers, transforming the way we’re serving them.”
Market Strategy
Nordstrom’s market strategy leverages physical and digital assets to offer customers a greater selection of merchandise available next-day and more convenient access to services. In 2019, the Company accelerated its strategy to five top markets — New York, Los Angeles, Chicago, Dallas and San Francisco — resulting in outsized customer engagement and a lift in sales trends of 80 basis points relative to other markets in the fourth quarter.
Based on successful results, Nordstrom will further expand its market strategy through several key initiatives including:

•	Expanding to five additional markets — Philadelphia, Washington D.C., Boston, Seattle, and Toronto — for a total of 10 markets, which represent more than half of the Company’s sales

•	Adding convenience with additional Nordstrom Local service hubs in addition to express services of order pickup, returns and alterations at more than 50 Nordstrom Racks

•	Launching dedicated e-commerce in Canada to enable a seamless shopping experience across stores and online

•	Ramping its supply chain network to ultimately improve delivery speed on the West Coast, which represents 40 percent of customers

•	Integrating Trunk Club into Nordstrom full-line stores and Nordstrom.com to create a cohesive styling offering across Nordstrom and to gain efficiencies.

Board and Executive Management Update
The Company today announced changes to its Board of Directors. Current board members Kevin Turner and Gordon Smith have chosen not to seek re-election to the Board at the expiration of their respective terms at the Company’s Annual Shareholders Meeting on May 20, 2020. The Board is working with an external executive search firm for director candidates to fill their seats.
Additionally, the Board has announced planned changes designed to enhance its corporate governance. This will include reducing the maximum size of the Board from 11 to 10 over the next two years and introducing a 10-year term limit for independent directors.
“Kevin and Gordon each have made invaluable contributions to our board, including through their important roles as Chairs of the Technology and Corporate Governance and Nominating Committees, respectively,” said Brad Smith, Chairman of Nordstrom’s Board of Directors.
The Company also announced today it will transition from its co-President structure to a sole Chief Executive Officer, with Erik Nordstrom to serve in this role. Pete Nordstrom has been named as the Company’s President of Nordstrom Inc. and Chief Brand Officer. The new titles reflect their current and ongoing responsibilities. Both Erik and Pete Nordstrom will remain on the Company’s Board of Directors.
Erik Nordstrom stated: “These titles help clarify our respective roles, as we strive to maximize our impact both as individual leaders and as a team. Pete and I continue to be partners in ensuring Nordstrom’s success, and we are both focused on executing our long-term plan. We look forward to continue working with our Board to deliver on our shared vision for the future of Nordstrom.”
FOURTH QUARTER SUMMARY

•
Fourth quarter net earnings were $193 million compared with $248 million during the same period in fiscal 2018. Fiscal 2019 included $29 million of charges, after tax, primarily representing non-cash asset write-downs resulting from the integration of Trunk Club in addition to debt refinancing costs.

•
Earnings before interest and taxes (“EBIT”) was $299 million, or 6.7 percent of net sales, compared with $333 million, or 7.6 percent of net sales for the same period in fiscal 2018. Excluding integration charges of $32 million, EBIT margin slightly decreased compared to prior year.

•
In Full-Price, net sales increased 1.0 percent. In Off-Price, net sales increased 1.8 percent. Digital sales grew 9 percent and represented 35 percent of sales. Online order pickup contributed more than half of digital sales growth in Full-Price.

•
Gross profit, as a percentage of net sales, of 35 percent decreased 9 basis points compared with the same period in fiscal 2018. This was primarily due to higher costs from growth of the loyalty program and planned occupancy costs related to the NYC flagship store, partially offset by increased merchandise margins. Ending inventory decreased 2.9 percent from last year, marking four consecutive quarters of sales growing faster than inventory.

•
Selling, general and administrative (“SG&A”) expenses, as a percentage of net sales, of 30.5 percent increased 70 basis points compared with the same period in fiscal 2018. Excluding integration charges, SG&A rate was flat, reflecting realized expense savings of approximately $55 million from ongoing productivity initiatives.

FULL YEAR SUMMARY

•
Full year net earnings were $496 million compared with $564 million for fiscal 2018. Fiscal 2019 included integration charges and debt refinancing costs of $29 million, after tax. Fiscal 2018 net earnings included a credit-related charge of $49 million, after tax.

•
EBIT was $784 million, or 5.2 percent of net sales, compared with $837 million, or 5.4 percent of net sales, for fiscal 2018. Excluding integration charges of $32 million in 2019 and credit-related charges of $72 million in 2018, EBIT margin deleveraged by approximately 50 basis points.

•
In Full-Price, net sales decreased 3.5 percent. In Off-Price, net sales increased 0.2 percent. Nordstrom successfully executed plans to improve sales trends during the year through loyalty, digital marketing and merchandising initiatives. Digital sales grew 7 percent and represented 33 percent of sales.

•
Gross profit, as a percentage of net sales, of 34.4 percent was flat compared with fiscal 2018. This reflected increased merchandise margins, offset by higher costs from growth in the loyalty program and planned occupancy costs related to the NYC flagship store.

•
SG&A expenses, as a percentage of net sales, of 31.8 percent increased 32 basis points compared with fiscal 2018. Excluding integration charges in 2019 and a credit-related charge in 2018, SG&A rate increased by approximately 60 basis points, driven by deleverage of fixed costs from lower volume. Nordstrom achieved annual expense savings of $225 million, exceeding the high end of its plan by more than 10 percent and contributing to a reduction in expense dollars relative to last year.

FINANCIAL POSITION FULL YEAR SUMMARY

•	Operating cash flow was in excess of $1 billion for the eleventh consecutive year.

•	The Company’s debt leverage ratio, excluding charges, was in-line with expectations.

•	During the year, the Company repurchased 4.1 million shares of its common stock for $186 million. A total capacity of $707 million remains available under its existing share repurchase authorization.
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FISCAL YEAR 2020 OUTLOOK
Nordstrom remains committed to increasing total shareholder returns through three financial objectives: gaining market share; increasing profitability and return on invested capital; and maintaining disciplined capital allocation. The Company has provided financial expectations for fiscal 2020, which does not include any potential impact from the current coronavirus situation, as follows:

Net sales	1.5 to 2.5 percent increase
Credit card revenues, net	Mid-single-digit growth
EBIT	$815 to $855 million
EBIT margin	5.3 to 5.5 percent
Earnings per diluted share (assuming impact of future share repurchases)	$3.25 to $3.50
The Company completed its generational investment cycle with the opening of its NYC flagship store in 2019. Fiscal 2020 is a pivotal point in free cash flow inflection. The Company’s guidance also incorporates the following assumptions:

•	increase in free cash flow of approximately 2.5 times relative to fiscal 2019

•	capital expenditures of approximately 4 percent of sales

•	interest expense, net of approximately $120 million

•	effective tax rate of approximately 27 percent

•
earnings per diluted share outlook assumes impact of future share repurchases between $300 million to $400 million. The actual timing, price, manner and amounts of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission (“SEC”) rules.

EXPANSION UPDATE
Nordstrom has announced plans to open the following stores in fiscal 2020:

Location	Store Name	Square Footage (000’s)	Timing

Off-Price
Langley, British Columbia	Willowbrook Shopping Centre	30	Spring
Tacoma, Washington	Tacoma Mall	30	Fall

Number of stores	February 1, 2020	February 2, 2019
Full-Price
U.S. — Nordstrom full-line	110	115
Canada — Nordstrom full-line	6	6
Canada — Nordstrom Rack	6	6
Other Full-Price[1]	14	12
Off-Price
U.S. — Nordstrom Rack	242	238
Last Chance clearance stores	2	2
Total	380	379
[1] Other Full-Price includes Trunk Club clubhouses, Jeffrey boutiques and Nordstrom Local service hubs.

Gross square footage	30,198,000	30,385,000
CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to discuss fourth quarter and fiscal 2019 results and fiscal 2020 outlook at 4:45 p.m. Eastern Standard Time today. To listen to the live call online and view the speakers’ prepared remarks and the conference call slides, visit the Investor Relations section of the Company’s corporate website at http://investor.nordstrom.com. An archived webcast with the speakers’ prepared remarks and the conference call slides will be available in the Quarterly Results section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13699077, until the close of business on March 10, 2020.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 380 stores in 40 states, including 116 full-line stores in the United States, Canada and Puerto Rico; 248 Nordstrom Rack stores; three Jeffrey boutiques; two clearance stores; six Trunk Club clubhouses; and five Nordstrom Local service hubs. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com, HauteLook and TrunkClub.com. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Year Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Net sales	$4,439	$4,383	$15,132	$15,480
Credit card revenues, net	99	101	392	380
Total revenues	4,538	4,484	15,524	15,860
Cost of sales and related buying and occupancy costs	(2,884)	(2,843)	(9,932)	(10,155)
Selling, general and administrative expenses	(1,355)	(1,308)	(4,808)	(4,868)
Earnings before interest and income taxes[1]	299	333	784	837
Interest expense, net[1]	(36)	(23)	(102)	(104)
Earnings before income taxes	263	310	682	733
Income tax expense	(70)	(62)	(186)	(169)
Net earnings[1]	$193	$248	$496	$564

Earnings per share:
Basic	$1.24	$1.50	$3.20	$3.37
Diluted[1]	$1.23	$1.48	$3.18	$3.32

Weighted-average shares outstanding:
Basic	155.5	164.8	155.2	167.3
Diluted	156.6	167.1	156.1	170.0

Percent of net sales:
Gross profit	35.0%	35.1%	34.4%	34.4%
Selling, general and administrative expenses	30.5%	29.8%	31.8%	31.5%
Earnings before interest and income taxes	6.7%	7.6%	5.2%	5.4%
1 In the fourth quarter of 2019, we incurred charges related to the integration of Trunk Club as part of Nordstrom’s market strategy and debt refinancing costs, which reduced net earnings by $29 million or $0.19 per diluted share. The integration charges reduced earnings before interest and income taxes by $32 million and debt refinancing costs increased interest expense by $8 million. Results for the year ended February 2, 2019 were reduced by an estimated non-recurring credit-related charge of $72 million, or $49 million net of tax, and $0.28 per diluted share.

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	February 1, 2020	February 2, 2019
Assets
Current assets:
Cash and cash equivalents	$853	$957
Accounts receivable, net	179	148
Merchandise inventories	1,920	1,978
Prepaid expenses and other	278	291
Total current assets	3,230	3,374

Land, property and equipment, net	4,179	3,921
Operating lease right-of-use assets	1,774	—
Goodwill	249	249
Other assets	305	342
Total assets	$9,737	$7,886

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,576	$1,469
Accrued salaries, wages and related benefits	510	580
Current portion of operating lease liabilities	244	—
Other current liabilities	1,190	1,324
Current portion of long-term debt	—	8
Total current liabilities	3,520	3,381

Long-term debt, net	2,676	2,677
Deferred property incentives, net	4	457
Non-current operating lease liabilities	1,875	—
Other liabilities	683	498

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 155.6 and 157.6 shares issued and outstanding	3,129	3,048
Accumulated deficit	(2,082)	(2,138)
Accumulated other comprehensive loss	(68)	(37)
Total shareholders’ equity	979	873
Total liabilities and shareholders’ equity	$9,737	$7,886

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Year Ended
	February 1, 2020	February 2, 2019
Operating Activities
Net earnings	$496	$564
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses and other, net	671	669
Amortization of deferred property incentives	—	(75)
Right-of-use asset amortization	183	—
Deferred income taxes, net	52	(34)
Stock-based compensation expense	69	90
Change in operating assets and liabilities:
Accounts receivable	82	(4)
Merchandise inventories	30	15
Prepaid expenses and other assets	(38)	(8)
Accounts payable	98	12
Accrued salaries, wages and related benefits	(71)	1
Other current liabilities	(94)	15
Deferred property incentives	6	53
Lease liabilities	(259)	—
Other liabilities	11	(2)
Net cash provided by operating activities	1,236	1,296

Investing Activities
Capital expenditures	(935)	(654)
Other, net	26	1
Net cash used in investing activities	(909)	(653)

Financing Activities
Proceeds from long-term borrowings, net of discounts	499	—
Principal payments on long-term borrowings	(500)	(56)
Increase in cash book overdrafts	8	—
Cash dividends paid	(229)	(250)
Payments for repurchase of common stock	(210)	(678)
Proceeds from issuances under stock compensation plans	29	163
Tax withholding on share-based awards	(17)	(20)
Other, net	(11)	(26)
Net cash used in financing activities	(431)	(867)

Net decrease in cash and cash equivalents	(104)	(224)
Cash and cash equivalents at beginning of year	957	1,181
Cash and cash equivalents at end of year	$853	$957

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; amounts in millions)
Our Full-Price business includes our Nordstrom U.S. full-line stores, Nordstrom.com, Canada, Trunk Club, Jeffrey and Nordstrom Local. Our Off-Price business includes Nordstrom U.S. Rack stores, Nordstromrack.com/HauteLook and Last Chance clearance stores. The following table summarizes net sales for the quarter and year ended February 1, 2020 compared with the same periods in fiscal 2018:

	Quarter Ended		Year Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Net sales by business:
Full-Price	$3,015	$2,985	$9,943	$10,299
Off-Price	1,424	1,398	5,189	5,181
Total net sales	$4,439	$4,383	$15,132	$15,480

Net sales increase (decrease) by business:
Full-Price[1]	1.0%	(8.8%)	(3.5%)	(1.5%)
Off-Price[2]	1.8%	(2.7%)	0.2%	4.5%
Total Company[3]	1.3%	(4.7%)	(2.2%)	2.3%

Digital sales as % of total net sales[4]	35%	33%	33%	30%
1 Prior year Full-Price net sales included a decrease of approximately 800 basis points for the fourth quarter and 300 basis points for the year ended February 2, 2019, due primarily to the 53rd week and loyalty related adjustments in 2017.
2 Prior year Off-Price net sales included a decrease of approximately 800 basis points for the fourth quarter and 250 basis points for the year ended February 2, 2019, due primarily to the 53rd week and loyalty related adjustments in 2017.
3 Prior year net sales included a decrease of approximately 500 basis points in the fourth quarter and 150 basis points for the year ended February 2, 2019, due to the 53rd week in 2017.
4 Digital sales are online sales and digitally assisted store sales which include Online Order Pickup, Ship to Store and Style Board, a digital selling tool.

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)
(NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)

We believe that Adjusted ROIC is a useful financial measure for investors and credit agencies in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. In addition, we have incorporated it in our executive incentive measures and we believe it is an important indicator of shareholders’ return over the long term.
For 2019, income statement activity for adjusted net operating profit and balance sheet amounts for average invested capital are measured under the new lease standard (“Lease Standard”), while 2018 were measured under the previous lease standard. Under the previous lease standard, we estimated the value of our operating leases as if they met the criteria for capital leases or we had purchased the properties. This provided additional supplemental information that estimated the investment in our operating leases. Estimated depreciation on capitalized operating leases and average estimated asset base of capitalized operating leases are not calculated in accordance with, nor an alternative for, generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for our results as reported under GAAP.
Adjusted ROIC is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following is a reconciliation of return on assets to Adjusted ROIC:

	Four Quarters Ended
	February 1, 2020	February 2, 2019
Net earnings	$496	$564
Add: income tax expense	186	169
Add: interest expense	112	119
Earnings before interest and income tax expense	794	852

Add: operating lease interest[1]	101	—
Add: rent expense, net	—	251
Less: estimated depreciation on capitalized operating leases[2]	—	(134)
Adjusted net operating profit	895	969

Less: estimated income tax expense	(244)	(223)
Adjusted net operating profit after tax	$651	$746

Average total assets	$9,765	$8,282
Add: average estimated asset base of capitalized operating leases[2]	—	2,018
Less: average deferred property incentives and deferred rent liability	—	(616)
Less: average deferred property incentives in excess of ROU assets[3]	(307)	—
Less: average non-interest-bearing current liabilities	(3,439)	(3,479)
Average invested capital	$6,019	$6,205

Return on assets[4,5]	5.1%	6.8%
Adjusted ROIC[4,5]	10.8%	12.0%
1 As a result of the adoption of the Lease Standard, we add back the operating lease interest to reflect how we manage our business. Operating lease interest is a component of operating lease cost recorded in occupancy costs and is calculated in accordance with the Lease Standard.
2 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating under the previous lease standard if they had met the criteria for a finance lease or we had purchased the property. The asset base for each quarter is calculated as the trailing four quarters of rent expense multiplied by eight, a commonly used method to estimate the asset base we would record for our capitalized operating leases.
3 For leases with property incentives that exceed the ROU assets, we reclassify the amount from assets to other current liabilities and other liabilities. As a result of the adoption of the Lease Standard, we reduce average total assets, as this better reflects how we manage our business.
4 For fiscal year 2018, results included a $72 unfavorable impact related to the estimated non-recurring credit-related charge which negatively impacted return on assets by approximately 60 basis points and Adjusted ROIC by approximately 80 basis points.
5 For fiscal year 2019, the adoption of the Lease Standard negatively impacted return on assets by approximately 120 basis points and Adjusted ROIC by approximately 40 basis points. Integration charges of $32 in fiscal year 2019, were primarily non-cash related and negatively impacted return on assets by approximately 30 basis points and Adjusted ROIC by approximately 40 basis points.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)

Adjusted Debt to earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) is one of our key financial metrics and we believe using this measure is useful for analyzing our debt levels, as it provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure.
For 2019, income statement activity and balance sheet amounts are measured under the Lease Standard, while 2018 activity and amounts were measured under the previous lease standard. Under the previous lease standard, we estimated the value of our operating leases as if they met the criteria for capital leases or we had purchased the properties. This provided additional supplemental information that estimated the investment in our operating leases. Estimated capitalized operating lease liability is not calculated in accordance with, nor an alternative for, GAAP and should not be considered in isolation or as a substitution for our results as reported under GAAP.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other GAAP financial measures. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies.
The following is a reconciliation of debt to net earnings to Adjusted Debt to EBITDAR:

	2019[1]	2018[1]
Debt	$2,676	$2,685
Add: operating lease liabilities	2,119	—
Add: estimated capitalized operating lease liability[2]	—	2,009
Adjusted Debt	$4,795	$4,694

Net earnings	$496	$564
Add: income tax expense	186	169
Add: interest expense, net	102	104
Earnings before interest and income taxes	784	837

Add: depreciation and amortization expenses	671	669
Add: lease costs, net[3]	274	—
Add: rent expense, net	—	251
Adjusted EBITDAR	$1,729	$1,757

Debt to Net Earnings[4]	5.4	4.8
Adjusted Debt to EBITDAR[4]	2.8	2.7
1 The components of Adjusted Debt are as of February 1, 2020 and February 2, 2019, while the components of Adjusted EBITDAR are for fiscal years 2019 and 2018.
2 Based upon the estimated lease liability as of the end of the period, calculated as the trailing four quarters of rent expense multiplied by eight, a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property.
3 As a result of the adoption of the Lease Standard, we add back lease costs, net to calculate Adjusted EBITDAR. Lease costs, net excludes variable common area maintenance charges and variable real estate taxes for comparability with how we presented rent expense, net in the prior year. This is how management views the measure internally.
4 For fiscal year 2019, integration charges of $32 were primarily non-cash related, and negatively impacted Debt to Net Earnings by approximately 0.3 and Adjusted Debt to EBITDAR by approximately 0.1. The adoption of the Lease Standard in fiscal year 2019 did not have a significant impact on Debt to Net Earnings or Adjusted Debt to EBITDAR. Results for fiscal year 2018 included the $72 impact related to the Estimated Non-recurring Charge, which negatively impacted Debt to Net Earnings by 0.4 and Adjusted Debt to EBITDAR by 0.1.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, we believe it provides investors with a meaningful analysis of our ability to generate cash from our business.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Year Ended
	February 1, 2020	February 2, 2019
Net cash provided by operating activities	$1,236	$1,296
Less: capital expenditures[1]	(935)	(654)
Add: change in cash book overdrafts	8	—
Free Cash Flow	$309	$642
1 Capital expenditures does not include cash receipts from deferred property incentives of $85 and $53 in fiscal years 2019 and 2018. We operationally view the property incentives we receive from our developers and vendors as an offset to our capital expenditures.

NORDSTROM, INC.
ADJUSTED EBITDA (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is one of our key financial metrics to reflect our view of cash flow from net earnings. Adjusted EBITDA excludes significant items which are non-operating in nature in order to evaluate our core operating performance against prior periods. The financial measure calculated under GAAP which is most directly comparable to Adjusted EBITDA is net earnings.
Adjusted EBITDA is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for net earnings, overall change in cash or liquidity of the business as a whole. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of net earnings to Adjusted EBITDA:

	Year Ended
	February 1, 2020	February 2, 2019
Net earnings	$496	$564
Add: income tax expense	186	169
Add: interest expense, net	102	104
Earnings before interest and income taxes	784	837

Add: depreciation and amortization expenses	671	669
Less: amortization of developer reimbursements	(75)	(79)
Adjusted EBITDA	$1,380	$1,427